Exhibit 2.3

Execution Version

Amendment No. 3

to

purchase, SALE, TERMINATION AND EXCHANGE AGREEMENT

This Amendment No. 3 (this “Amendment”) effective at 4:59 p.m. Central Time June 13, 2025 (the “Amendment 3 Effective Date”) to that certain Purchase, Sale, Termination and Exchange Agreement, dated as of February 10, 2025, is made by and among Pogo Royalty, LLC, a Texas limited liability company (“Pogo Royalty”), CIC Pogo LP, a Delaware limited partnership (“CIC”), DenCo Resources, LLC, a Texas limited liability company (“DenCo”), Pogo Resources Management, LLC, a Texas limited liability company (“Pogo Resources Management”), and 4400 Holdings, LLC, a Texas limited liability company (“4400” and, together with Pogo Royalty, CIC, DenCo and Pogo Resources Management, the “Sellers”), EON Resources Inc., a Delaware corporation (the “Company”), HNRA Upstream, LLC, a Delaware limited liability company (“OpCo”), HNRA Royalties, LLC, a Delaware limited liability company (“EONR Royalties”) and HNRA Partner, Inc. a Delaware corporation (the “SPAC Subsidiary” and, together with the Company, OpCo and EONR Royalties, the “Purchasers”). The Sellers and the Purchasers are referred to herein individually as a “Party” and, collectively, as the “Parties.” Any term used but not defined herein shall have the meaning assigned to such term in the PSA.

Recitals

Whereas, the Sellers and the Purchasers are parties to that certain Purchase, Sale, Termination and Exchange Agreement, dated as of February 10, 2025 (as amended by Amendment No. 1 and Amendment No. 2, dated June 2, 2025 and June 6, 2025, the “PSA”);

WHEREAS, pursuant to Section 7.2 of the PSA, the PSA shall automatically terminate at 5:00 p.m. Central Time on June 13, 2025;

WHEREAS, pursuant to Section 8.3 of the PSA, the PSA may be amended by a written agreement duly executed by each of the Parties thereto; and

WHEREAS, the Sellers and the Purchasers desire to enter into this Amendment in order to, among other things, extend the Outside Date.

Now, Therefore, in consideration of the representations, warranties, covenants and agreements herein made and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Agreement

1. Amendment to PSA. The PSA is hereby amended as follows (with Section references below in this Section 1 being the section of the PSA that is being amended):

(a) Section 1.1(b) is hereby amended and restated in its entirety as follows:

“The aggregate consideration for the purchase and sale of the ORRI shall be an amount in cash equal to $13,500,000 (the “ORRI Purchase Price”).”

(b) Section 1.2(a) is hereby amended and restated in its entirety as follows:

“Upon the terms and subject to the conditions contained herein, at the Closing, Pogo Royalty shall (i) reduce the outstanding principal amount of the Seller Note to an aggregate principal amount of $7,000,000 (the “Reduced Seller Note”) and (ii) discharge the Reduced Seller Note (the “Note Payoff”) in exchange for an amount in cash equal to $7,000,000 (the “Note Payoff Fee”). The Parties acknowledge and agree that the reduction of the Seller Note pursuant to this Section 1.2(a) shall be treated for all tax purposes as an adjustment to the purchase price applicable to the Target Interests pursuant to Section 108(e)(5) of the Internal Revenue Code of 1986, as amended, to the maximum extent permitted by applicable law. Notwithstanding the foregoing, to the extent OpCo does not have sufficient funds to pay the entire Note Payoff Fee in cash, at OpCo’s election, the Note Payoff Fee may be paid pursuant to (x) a cash payment equal to $4,500,000 and (y) the delivery of the Closing Note. As used herein, the term “Closing Note” means a secured promissory note, in a form reasonably agreed upon by the Company and Pogo Royalty, with the following characteristics: (A) the Company as the borrower, (B) a principal amount of $2,500,000, (C) bearing interest at a rate equal to 18% per annum, compounding monthly, (D) secured by a first lien on 100% of the Purchasers’ surface and well equipment in the Grayburg Jackson field and (E) a maturity date 60 days following the Closing Date.”

(c) Section 1.3(a) is hereby amended to replace the phrase “3,000,000 shares of Class A Common Stock” with the phrase “1,500,000 shares of Class A Common Stock.”

(d) Section 2.1 is amened to insert the phrase “the cash portion of” immediately prior to phrase “the Note Payoff Fee.”

(e) Section 2.4(b) is hereby amended and restated in its entirety as follows:

“the cash portion of Note Payoff Fee and, if applicable, the Closing Note;”

(f) Section 5.7 is hereby deleted in its entirety and replaced with the header “Intentionally Omitted.”

(g) Section 7.2 is hereby amended and restated in its entirety as follows:

“This Agreement shall automatically terminate at 5:00 p.m. Central Time on September 15, 2025 (the “Outside Date”).”

2. Release; Covenant Not to Sue; Non-Disparagement. The releases set forth in this Section 2 of this Amendment were specifically bargained for by the Parties and were a material part of the consideration for the Sellers entering into this Amendment to extend the Outside Date, reduce the ORRI Purchase Price and reduce the Note Payoff Fee.

(a) Except as expressly set forth in Section 2(c) or with respect to intentional common law fraud, effective as of the Amendment 3 Effective Date, each Seller, on behalf of itself and its current and/or former officers, directors, members, partners, employees, agents, representatives, Affiliates, predecessors, successors, attorneys, assigns, and any other Person who may assert a claim by or through such Seller (collectively, the “Seller Releasing Parties”), hereby forever release, discharge, and acquit the Purchasers and their respective current and/or former officers, directors, members, partners, employees, equity holders, agents, representatives, Affiliates, predecessors, successors, attorneys, and assigns (collectively, the “Purchaser Released Parties”) of and from any claims, demands, disputes, rights, actions or causes of action, orders, obligations, debts and liabilities, arbitration, lawsuits or Legal Proceedings of any kind, nature or description whatsoever, whether direct, derivative, individual, representative, or in any other capacity, upon any legal or equitable theory (tort, contract or otherwise), whether known or unknown, foreseen or unforeseen, matured or unmatured, concealed or hidden, suspected or unsuspected, which such Seller Releasing Party ever had, now has or may have arising out of or related to (i) the Company, OpCo, EONR Royalties, Pogo Resources, LH Operating, LLC and their Affiliates and their business, management, assets, and operations or (ii) the MIPA, in each case from the beginning of the world to the Amendment 3 Effective Date (collectively, the “Seller Released Claims”); provided, however, that, notwithstanding the foregoing or anything else to the contrary in this Amendment, the Seller Released Claims shall not include (A) any rights under the Seller Note (except as expressly contemplated by Section 5.1 and Section 5.2 of the PSA), (B) the ORRI or the Letter in Lieu of Transfer and Division Order, dated January 18, 2024, addressed to Chevron Products Company, or any other royalties payable to the Sellers or their Affiliates, (C) any rights with respect to the Preferred Units or under the OpCo A&R LLC Agreement (as defined in the MIPA), (D) the Board Designation Agreement (as defined in the MIPA), (E) any rights under Section 6.20 and Section 6.21 of the MIPA and (E) any rights as a holder of Class A Common Stock (the “Seller Excluded Matters”). Subject to Section 2(c) below, this is a full and final release of all Seller Released Claims and is intended to be and shall be deemed for all purposes to be as broad and comprehensive with respect to such matters as permitted under Law. Accordingly, effective as of the Amendment 3 Effective Date, the Seller Releasing Parties shall have been deemed to have waived any provisions, rights, and benefit conferred by any Law providing that a general release does not extend to unknown claims.

(b) Effective as of the Amendment 3 Effective Date, no Seller Releasing Party shall (i) institute or prosecute against any Purchaser Released Party any action or other Legal Proceeding based in whole or in part upon the Seller Released Claims or (ii) authorize, solicit, participate in, or cooperate with, directly or indirectly, the commencement or prosecution against any Purchaser Released Party of any action or other Legal Proceeding based in whole or in part upon any Seller Released Claims. No Seller Releasing Party shall hereafter initiate or participate (except as required by a valid subpoena or other legal process directed to such Seller Releasing Party) in any claim, lawsuit, or other Legal Proceeding of any type in any way arising out of, related to or involving the Seller Released Claims. The Seller Releasing Parties shall notify the Purchasers in writing within five (5) days of any initiation of, or request to participate in, any such claim, lawsuit, or other Legal Proceeding. The Sellers agree that if any Seller Releasing Party, or any party acting on behalf of any Seller Releasing Party, commences any legal proceeding regarding the subject matter of the Seller Released Claims and any Purchaser Released Party is made a party to such legal proceeding, the Sellers will join with the Purchaser Released Party to take all actions necessary to have such Legal Proceeding immediately dismissed.

(c) Nothing in this Section 2 shall prohibit any of the Sellers from enforcing the terms of this Amendment, the PSA, the Purchaser Documents or the respective obligations of the Purchasers, individually or collectively, under this Amendment, the PSA and the Purchaser Documents, to the fullest extent permitted by Law.

(d) Except as expressly set forth in Section 2(f) or with respect to intentional common law fraud, effective as of the Amendment 3 Effective Date, each Purchaser, on behalf of itself and its current and/or former officers, directors, members, partners, employees, agents, representatives, Affiliates, predecessors, successors, attorneys, assigns, and any other Person who may assert a claim by or through such Purchaser (collectively, the “Purchaser Releasing Parties”), hereby forever release, discharge, and acquit the Sellers and their respective current and/or former officers, directors, members, partners, employees, equity holders, agents, representatives, Affiliates, predecessors, successors, attorneys, and assigns (collectively, the “Seller Released Parties”) of and from any claims, demands, disputes, rights, actions or causes of action, orders, obligations, debts and liabilities, arbitration, lawsuits or Legal Proceedings of any kind, nature or description whatsoever, whether direct, derivative, individual, representative, or in any other capacity, upon any legal or equitable theory (tort, contract or otherwise), whether known or unknown, foreseen or unforeseen, matured or unmatured, concealed or hidden, suspected or unsuspected, which such Purchaser Releasing Party ever had, now has or may have arising out of or related to (i) the Company, OpCo, Pogo Resources, LH Operating, LLC and their Affiliates and their business, management, assets, and operations (including with respect to LH Operating, LLC employee compensation claims) or (ii) the MIPA, in each case from the beginning of the world to the Amendment 3 Effective Date (collectively, the “Purchaser Released Claims”). Subject to Section 2(f) below, this is a full and final release of all Purchaser Released Claims and is intended to be and shall be deemed for all purposes to be as broad and comprehensive with respect to such matters as permitted under Law. Accordingly, effective as of the Amendment 3 Effective Date, the Purchaser Releasing Parties shall have been deemed to have waived any provisions, rights, and benefit conferred by any Law providing that a general release does not extend to unknown claims.

(e) Effective as of the Amendment 3 Effective Date, no Purchaser Releasing Party shall (i) institute or prosecute against any Seller Released Party any action or other Legal Proceeding based in whole or in part upon the Purchaser Released Claims or (ii) authorize, solicit, participate in, or cooperate with, directly or indirectly, the commencement or prosecution against any Seller Released Party of any action or other Legal Proceeding based in whole or in part upon any Purchaser Released Claims. No Purchaser Releasing Party shall hereafter initiate or participate (except as required by a valid subpoena or other legal process directed to such Purchaser Releasing Party) in any claim, lawsuit, or other Legal Proceeding of any type in any way arising out of, related to or involving the Purchaser Released Claims. The Purchaser Releasing Parties shall notify the Sellers in writing within five (5) days of any initiation of, or request to participate in, any such claim, lawsuit, or other Legal Proceeding. Each Purchaser agrees that if any Purchaser Releasing Party, or any party acting on behalf of any Purchaser Releasing Party, commences any legal proceeding regarding the subject matter of the Purchaser Released Claims and any Seller Released Party is made a party to such legal proceeding, the Purchasers will join with the Seller Released Party to take all actions necessary to have such Legal Proceeding immediately dismissed.

(f) Nothing in this Section 2 shall prohibit any of the Purchasers from enforcing the terms of this Amendment, the PSA the Seller Documents or the respective obligations of the Sellers, individually or collectively, under this Amendment, the PSA and the Seller Documents, to the fullest extent permitted by Law.

(g) For a period of five years after the Amendment 3 Effective Date, each Party agrees not to make, and shall instruct its officers, directors, agents, and employees not to make, any disparaging or negative statements, whether written or oral, about the other Party or its officers, directors, agents, or Affiliates. Notwithstanding the foregoing, nothing in this Section 2(g) shall prohibit any person from making statements that are required to made by Law or legal process (including testifying truthfully in any Legal Proceeding).

3. Representations and Warranties. As a material inducement for the Purchasers to enter into this Amendment, the Sellers, jointly and severally, hereby represent and warrant to the Purchasers that, on and as of the Amendment 3 Effective Date, the representations and warranties set forth in Article III of the PSA are true and correct. As a material inducement for the Sellers to enter into this Agreement, the Purchasers, jointly and severally, hereby represent and warrant to the Sellers that, on and as of the Amendment 3 Effective Date, the representations and warranties set forth in Article IV of the PSA are true and correct; provided, that no representation and warranty is made with respect to Section 4.3 of the PSA.

4. Cooperation. If the Closing does not occur prior to the Outside Date, and without limiting any of the Purchasers’ obligations with respect to the Seller Excluded Matters, the Purchasers agree to take all actions requested by the Sellers to cause and facilitate (a) the full conversion of the Preferred Units into OpCo Class B Units and the paired shares of Class B Common Stock of the Company (the “Class B Common Stock”) on, or as promptly as possible following, the Mandatory Conversion Trigger Date (as defined in the OpCo A&R LLC Agreement) (including calling a special meeting of stockholders), (b) the appointment of directors nominated by the Sellers pursuant to the Board Designation Agreement and (c) to the extent requested by the Sellers, the prompt exchange of any of OpCo Class B Units and the paired shares of Class B Common Stock into Class A Common Stock. Without limiting the generality of the foregoing, the Purchasers agree not to take any action to delay or otherwise impede the full conversion of the Preferred Units, the appointment of directors pursuant to the Board Designation Agreement or the exchange of OpCo Class B Units and the paired share of Class B Common Stock into the Class A Common Stock.

5. Survival. Notwithstanding anything to the contrary in this Amendment or the PSA, the provisions set forth in Section 2 through Section 7 of this Amendment shall survive any termination of the PSA.

6. Effect on the PSA. Except as specifically amended by this Amendment, the PSA shall remain in full force and effect, and the PSA, as amended by this Amendment, is hereby ratified and confirmed in all respects. From and after the Amendment 3 Effective Date, each reference in the PSA to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import, or to any provision of the PSA, as the case may be, shall be deemed to refer to the PSA or such provision as amended by this Amendment, unless the context otherwise requires.

7. Miscellaneous. The provisions of Sections 8.2 (Governing Law; Submission to Jurisdiction; Consent to Service of Process), 8.3 (Entire Agreement; Amendments and Waivers), 8.4 (Notices), 8.5 (Severability), 8.6 (Binding Effect; Assignment), 8.7 (Non-Recourse), 8.8 (Counterparts), 8.9 (Exhibits), 8.10 (Specific Performance) and 8.11 (Waiver of Jury Trial) of the PSA are incorporated by reference into this Amendment mutatis mutandis.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates indicated below, effective as of the Amendment 3 Effective Date.

THE SELLERS:

pogo royalty, LLC

By:	/s/ Kirk Pogoloff
Name:	Kirk Pogoloff
Title:	Manager

CIC POGO LP

By:	cic iv gp, llc
Its:	General Partner

By:	/s/ Bayard Friedman
Name:	Bayard Friedman
Title:	Manager

DENCO Resources, LLC

By:	/s/ John L. Denman, Jr.
Name:	John L. Denman, Jr.
Title:	President

pogo resources management, LLC

By:	/s/ Kirk Pogoloff
Name:	Kirk Pogoloff
Title:	Manager

4400 holdings, LLC

By:	/s/ Kirk Pogoloff
Name:	Kirk Pogoloff
Title:	Manager

[Signature Page to Amendment No. 3 to Purchase, Sale, Termination and Exchange Agreement]

THE PURCHASERS:

EON RESOURCES INC.

By:	/s/ Mitchell B. Trotter
Name:	Mitchell B. Trotter
Title:	Chief Financial Officer

HNRA UPSTREAM, LLC

By:	/s/ Mitchell B. Trotter
Name:	Mitchell B. Trotter
Title:	President

HNRA ROYALTIES, LLC

By:	/s/ Mitchell B. Trotter
Name:	Mitchell B. Trotter
Title:	President

HNRA PARNTER, INC.

By:	/s/ Mitchell B. Trotter
Name:	Mitchell B. Trotter
Title:	President

[Signature Page to Amendment No. 3 to Purchase, Sale, Termination and Exchange Agreement]